Exhibit 99.m

Distribution and Shareholder Servicing Plan

SECTION 1.          BACKGROUND

This Distribution and Shareholder Servicing Plan (the “Plan”) is adopted by the Trust with respect to each Fund, as applicable and certain Classes thereof in accordance with the provisions of Rule 12b-1 under the 1940 Act. When more than one Class is offered by a Fund, actions that require the approval of a majority of the outstanding voting securities of the Fund shall mean the approval of a majority of the outstanding voting securities of a Class when such actions relate to a particular Class offered by the Fund.

SECTION 2.          AUTHORIZATION

Each Fund is authorized to pay to the Distributor or to such other entities as approved by the Board (each a “Payee”), as compensation for the Distribution Activities or Shareholder Services (as defined in Section 4 below) provided by such entities, an aggregate fee at an annual rate approved from time to time by the shareholders of the applicable Fund or Class and the Board based on the average daily net assets of the Shares as set forth in Appendix A. In no event shall the rate paid for Distribution Activities exceed 0.75% and the rate paid for Shareholder Services exceed 0.25% per annum. Payments include any compensation paid by a Fund under this Plan (the “Payments”). The Payments shall be accrued daily and paid monthly or at such other interval, as the Board shall determine, and the proceeds therefrom may be used by the Payees to pay any expenses or costs incurred for Distribution Activities or Shareholder Services.

SECTION 3.          PAYMENTS

On behalf of the Trust, a Payee may spend such amounts and incur such expenses as it deems appropriate or necessary on any activities or expenses primarily intended to result in or relate to the sale of Shares (distribution activities) or for the servicing and maintenance of shareholder accounts of each Fund (service activities). The amount of fees payable by each Fund may be greater or lesser than the expenses actually incurred by such Fund or by the Distributor or other financial intermediary on behalf of such Fund in connection with the performance of Distribution and Shareholder Service Activities.

SECTION 4.          DISTRIBUTION AND SHAREHOLDER SERVICE ACTIVITIES

(A)          Distribution Activities. As set forth in Appendix A, a Fund may pay fees (or otherwise incur expenses) (subject to the limitations set forth in Section 2 hereof) for activities related to the distribution of Shares of the Fund, which may include, but are not limited to, shareholder services as defined below, and the following (“Distribution Activities”): (a) the making of payments, including payment of incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Shares of the Fund, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Shares of the Fund; (b) incurring expenses of maintaining personnel (including personnel of organizations with which the Fund has entered into agreements related to this Plan) who engage in or support distribution of Shares of the Fund; (c) incurring costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (d) incurring costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) incurring costs of preparing, printing and distributing sales literature; (f) incurring costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; and (g) incurring costs of implementing and operating this Plan. The Trust also is authorized to engage in Distribution Activities related to the distribution of Shares of the Funds, either directly or indirectly through persons with whom the Trust has entered into agreements related to this Plan, including, without limitation, the Distributor.

(B)          Shareholder Services. As set forth in Appendix A, a Fund may pay fees (or otherwise incur expenses) (subject to the limitations set forth in Section 2 hereof) for Shareholder Services. For purposes of this Plan “Shareholder Services” shall mean those services of securities dealers or other financial intermediaries, financial institutions, investment advisers and others rendered in connection with the holding of Shares of the Fund for shareholders in omnibus accounts or as shareholders of record or in providing shareholder support or administrative services to the Fund and its shareholders or that are rendered to shareholders of the Fund’s Shares and not otherwise provided by the Trust’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust or the Fund, processing shareholder transactions, and in providing such other shareholder services as the Trust or the Fund may reasonably request.

SECTION 5.          LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of any Fund shall not be liable for any obligations of the Trust or of a Fund under the Plan, and each Payee shall, in asserting any rights or claims under this Plan, look only to the assets and property of the Fund to which such Payee’s rights or claims relate in settlement of such rights or claims, and shall not look to the assets or property of the Trustees of the Trust, the shareholders of any Fund, or to the assets or property of any Fund or Class to which such rights or claims do not relate.

SECTION 6.          MISCELLANEOUS

(A)          The terms “majority of the outstanding voting securities” and “interested person” shall have the meanings ascribed thereto in the 1940 Act.

(B)          If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

SECTION 7.          AMENDMENT

The Plan may be amended at any time by the Board, provided that: (i) any material amendments to the Plan shall be effective only upon approval of the Board and a majority of the Independent Trustees who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the “Qualified Trustees”) pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan and (ii) any amendment which increases materially the amount which may be spent by the Trust pursuant to the Plan with respect to any Fund shall be effective only upon the additional approval of a majority of the outstanding voting securities of that Fund.

SECTION 8.          REVIEW AND RECORDS

(A)          Each Payee shall prepare and furnish to the Board, and the Board shall review at least quarterly, written reports setting forth all amounts expended under the Plan by the Payee and identifying the activities for which each such expenditure was made.

(B)          The Trust shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this Section in accordance with Rule 12b-1 under the 1940 Act and applicable Federal Securities Laws.

SECTION 9.          EFFECTIVENESS; DURATION; AND TERMINATION

With respect to a Fund, the Plan:

(A)          Shall become effective with respect to a Fund, upon approval by: (i) a vote of at least a majority of the outstanding voting securities of that Fund, and (ii) the Board, including a majority of the Qualified Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan;

(B)          Shall remain in effect with respect to a Fund for a period of one year from the date of its effectiveness, unless earlier terminated in accordance with this Section, and thereafter shall continue in effect, provided that such continuance is approved annually by the Board, including a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on continuance of the Plan; and

(C)          May be terminated with respect to a Fund without penalty at any time by a vote of: (i) a majority of the Qualified Trustees or (ii) a vote of a majority of the outstanding voting securities of that Fund. If the Plan is terminated with respect to a Fund, the Fund will not be required to make any payments for expenses incurred after the date of termination.

SECTION 10.          INCORPORATION BY REFERENCE

Appendix A to the Plan (as the same may be amended from time to time) shall be deemed part of the Plan and is incorporated herein by this reference.

APPENDIX A

Distribution and Shareholder Servicing Plan Payments

Fund	Classes	Distribution Fee (1)	Shareholder Service Fee (1)
Context Macro Opportunities Fund	Investor	0.25%	0.25%
	Advisory	0.10%	0.10%
	Institutional	N/A	N/A

Context Strategic Global Equity Fund	Investor	0.25%	0.25%
	Institutional	N/A	N/A

(1)	Indicates the current fees payable under the Distribution and Shareholder Servicing Plan adopted with respect to a Fund or Class. Not applicable (N/A) indicates that the Fund or Class has not adopted a Distribution and Shareholder Servicing Plan.

Note:	All percentages are based on average daily net assets.